    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

FIRST EMPIRE STATE CORPORATION             NEW YORK                16-0968385
 FIRST EMPIRE CAPITAL TRUST I              DELAWARE              TO BE APPLIED
  (Exact name of registrants     (State or other jurisdiction         FOR
 specified in their charters)                 of                (I.R.S. Employer
                                       incorporation or          Identification
                                        organization)                 No.)

                           --------------------------

                                 ONE M&T PLAZA
                            BUFFALO, NEW YORK 14240
                                 (716 842-5445
              (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive offices)

                           --------------------------

                            RICHARD A. LAMMERT, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         FIRST EMPIRE STATE CORPORATION
                                 ONE M&T PLAZA
                            BUFFALO, NEW YORK 14240
                                 (716) 842-5390
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

                                WITH COPIES TO:

         STEVEN KAPLAN, ESQ.                      WILLIAM P. ROGERS, JR.
           ARNOLD & PORTER                       CRAVATH, SWAINE & MOORE
        555 12TH STREET, N.W.                        WORLDWIDE PLAZA
        WASHINGTON, D.C. 20004                       825 EIGHT AVENUE
            (202) 942-5998                       NEW YORK, NEW YORK 10019
                                                      (212) 474-1270

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                     PROPOSED
                              TITLE OF EACH CLASS OF                                  MAXIMUM AGGREGATE          AMOUNT OF
                           SECURITIES TO BE REGISTERED                                OFFERING PRICE(1)      REGISTRATION FEE
      % Junior Subordinated Debentures of First Empire State Corporation..........       $5,000,000               $1,516
      % Capital Securities of First Empire Capital Trust I........................           (2)                    --
Guarantee of First Empire State Corporation of certain obligations under the
  Capital Securities..............................................................           (3)                    --

(1) Estimated solely for the purpose of calculating the registration fee, exclusive of accrued interest and dividends, if any.
(2) The Junior Subordinated Debentures will be purchased by First Empire Capital Trust I with the proceeds of the sale of the Capital Securities. Such securities may later be distributed for no additional consideration to the holders of the Capital Securities upon its dissolution and the distribution of its assets.
(3) This Registration Statement is deemed to cover the Guarantee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    The prospectus contained in this Registration Statement will be used in
connection with the offering of the following securities: (1)    % Junior
Subordinated Debentures of First Empire State Corporation; (2) % Capital Securities of First Empire Capital Trust I; (3) a Guarantee of First Empire State Corporation of certain obligations under the Capital Securities.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS       SUBJECT TO COMPLETION, DATED JANUARY 17, 1997

                                   $5,000,000
                          FIRST EMPIRE CAPITAL TRUST I

                               % CAPITAL SECURITIES
                (LIQUIDATION AMOUNT $25.00 PER CAPITAL SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY
                         FIRST EMPIRE STATE CORPORATION
                                ---------------

    THE CAPITAL SECURITIES OFFERED HEREBY REPRESENT PREFERRED UNDIVIDED BENEFICIAL INTERESTS IN THE ASSETS OF FIRST EMPIRE CAPITAL TRUST I, A STATUTORY BUSINESS TRUST CREATED UNDER THE LAWS OF THE STATE OF DELAWARE (THE "ISSUER TRUST"). FIRST EMPIRE STATE CORPORATION (THE "COMPANY") WILL INITIALLY BE THE HOLDER OF ALL OF THE

                                                        (CONTINUED ON NEXT PAGE)

                            ------------------------

             SEE "RISK FACTORS" BEGINNING ON PAGE   HEREOF FOR CERTAIN
        INFORMATION RELEVANT TO AN INVESTMENT IN THE CAPITAL SECURITIES.
                             ---------------------
 THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK
           INSURANCE FUND OR ANY OTHER INSURER OR GOVERNMENT AGENCY.
                            ------------------------
 THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION OR ANY OTHER REGULATORY AUTHORITY. FURTHERMORE, THE
          FOREGOING AUTHORITIES HAVE NOT REVIEWED THIS DOCUMENT OR
           CONFIRMED OR DETERMINED THE ADEQUACY OR ACCURACY OF THIS
              DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                        PRICE TO             UNDERWRITING            PROCEEDS TO
                                                       PUBLIC (1)            DISCOUNT (2)          COMPANY (3)(4)
                                                  ---------------------  ---------------------  ---------------------
PER CAPITAL SECURITY............................                   $                    $                        $
TOTAL...........................................                   $                    $                        $

------------------------

    (1) PLUS ACCRUED DISTRIBUTIONS, IF ANY, FROM             , 1997.

    (2) THE COMPANY AND THE ISSUER TRUST HAVE EACH AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES UNDER THE SECURITIES ACT OF 1933. SEE "UNDERWRITING."

    (3) IN VIEW OF THE FACT THAT THE PROCEEDS OF THE SALE OF THE CAPITAL SECURITIES WILL BE USED TO PURCHASE THE JUNIOR SUBORDINATED DEBENTURES, THE COMPANY HAS AGREED TO PAY TO THE UNDERWRITERS, AS COMPENSATION FOR
       THEIR ARRANGING THE INVESTMENT THEREIN OF SUCH PROCEEDS, $           PER
       CAPITAL SECURITY (OR $     IN THE AGGREGATE). SEE "UNDERWRITING."

    (4) BEFORE DEDUCTION OF EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT
       $          .

    THE SECURITIES ARE OFFERED BY THE UNDERWRITERS SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM, PRIOR SALE AND THE UNDERWRITERS' RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART AND TO WITHDRAW, CANCEL OR MODIFY THE OFFER WITHOUT NOTICE. IT IS EXPECTED THAT DELIVERY OF THE CAPITAL SECURITIES WILL BE MADE IN NEW YORK,
NEW YORK ON OR ABOUT       , 1997.

MORGAN STANLEY & CO.
          INCORPORATED
                      MERRILL LYNCH & CO.
                                            KEEFE, BRUYETTE & WOODS, INC.
                            ------------------------

           , 1997

(COVER PAGE CONTINUED)

beneficial interests represented by common securities of the Issuer Trust (the "Common Securities" and, together with the Capital Securities, the "Trust Securities"). The Issuer Trust exists for the sole purpose of issuing the Trust
Securities and investing the proceeds thereof in    % Junior Subordinated
Debentures (the "Junior Subordinated Debentures," and together with the Trust Securities, the "Securities") to be issued by the Company. The Junior
Subordinated Debentures will mature on            , 2027 (the "Stated
Maturity"). The Capital Securities will have a preference under certain circumstances over the Common Securities with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Capital Securities--Subordination of Common Securities."

    The Capital Securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depository (the "DTC"). Beneficial interests in the global securities will be shown on, and transfer thereof will be effected only through, records maintained by the Depository and its participants. Except as described under "Description of Capital Securities," Capital Securities in definitive form will not be issued and owners of beneficial interests in the global securities will not be considered holders of the Capital Securities.

    The Capital Securities offered hereby represent preferred undivided beneficial interests in the assets of First Empire Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Issuer Trust"). First Empire State Corporation (the "Company") initially will be the holder of all the beneficial interests represented by common securities of the Issuer Trust (the "Common Securities" and, collectively with the Capital Securities, the "Trust Securities"). The Issuer Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in
   % Junior Subordinated Debentures (the "Junior Subordinated Debentures") to be issued by the Company. The Junior Subordinated Debentures will mature on
      , 2027 (the "Stated Maturity"). The Capital Securities will have a preference under certain circumstances over the Common Securities with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Capital Securities--Subordination of Common Securities."

    Holders of the Capital Securities will be entitled to receive preferential
cumulative cash distributions accumulating from             , 1997 and payable
quarterly in arrears on the       day of       ,       ,       and       of each
year, commencing             , 1997, at the annual rate of    % of the
Liquidation Amount of $25.00 per Capital Security ("Distributions"). The Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. No interest shall be due and payable during any Extension Period, except at the end thereof. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Capital Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or with respect to debt securities of the Company that rank pari passu in all respects with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Capital Securities are entitled will accumulate) at the rate of
   % per annum, compounded quarterly, and holders of Capital Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Capital Securities as described below. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Capital Securities, but only in each case to the extent of funds held by the Issuer Trust, as described herein (the "Guarantee"). See "Description of Guarantee." If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust may have insufficient funds to pay Distributions on the Capital Securities. The Guarantee does not cover payment of Distributions when the Issuer Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Capital Securities

(COVER PAGE CONTINUED)

may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities." The obligations of the Company under the Guarantee and the Capital Securities are subordinate and junior in right of payment to all Senior Indebtedness (as defined in "Description of Junior Subordinated Debentures--Subordination") of the Company.

    The Capital Securities are subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Junior Subordinated Debentures at Stated Maturity or their earlier redemption in whole upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined
herein) and (ii) in whole or in part at any time on or after             , 2002
contemporaneously with the optional redemption by the Company of the Junior Subordinated Debentures in whole or in part. The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after
            , 2002, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event, Investment Company Event or Capital Treatment Event, in each case at a redemption price set forth herein, which includes the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption. The ability of the Company to exercise its rights to redeem the Junior Subordinated Debentures or to cause the redemption of the Capital Securities prior to the Stated Maturity may be subject to prior regulatory approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Junior Subordinated Debentures--Redemption" and "Description of Capital Securities-- Liquidation Distribution Upon Termination."

    The holders of the outstanding Common Securities have the right at any time to terminate the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in liquidation of the Issuer Trust. The ability of the Company to terminate the Issuer Trust may be subject to prior regulatory approval of the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Capital Securities--Liquidation Distribution Upon Termination."

    In the event of the termination of the Issuer Trust, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, the holders of the Capital Securities will be entitled to receive a Liquidation Amount of $25.00 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures. See "Description of Capital Securities--Liquidation Distribution Upon Termination."

    The Junior Subordinated Debentures are unsecured and subordinated to all Senior Indebtedness of the Company. See "Description of Junior Subordinated Debentures--Subordination."

    Prospective purchasers must carefully consider the restrictions on purchase set forth in "Certain ERISA Considerations."

    THE JUNIOR SUBORDINATED DEBENTURES ARE DIRECT AND UNSECURED OBLIGATIONS OF THE COMPANY, DO NOT EVIDENCE DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER OR GOVERNMENT AGENCY.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                    ---------
Available Information.............................................................................................          3
Incorporation of Certain Documents by Reference...................................................................          3
Summary...........................................................................................................          4
Risk Factors......................................................................................................          7
First Empire State Corporation....................................................................................         12
Selected Consolidated Financial Data and Other Information........................................................         14
Recent Financial Results..........................................................................................         15
First Empire Capital Trust I......................................................................................         16
Use of Proceeds...................................................................................................         16
Capitalization....................................................................................................         17
Accounting Treatment..............................................................................................         18
Description of Capital Securities.................................................................................         18
Description of Junior Subordinated Debentures.....................................................................         31
Description of Guarantee..........................................................................................         40
Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee...................         43
Certain Federal Income Tax Consequences...........................................................................         44
Certain ERISA Considerations......................................................................................         48
Supervision, Regulation and Other Matters.........................................................................         50
Underwriting......................................................................................................         52
Validity of Securities............................................................................................         53
Experts...........................................................................................................         53

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") and to which reference is hereby made.

    No separate financial statements of the Issuer Trust have been included or incorporated by reference herein. The Company and the Issuer Trust do not consider that such financial statements would be material to holders of the Capital Securities because the Issuer Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures and issuing the Trust Securities. See "First Empire Capital Trust I," "Description of Capital Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, the Company does not expect that the Issuer Trust will be filing reports under the Exchange Act with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, and the Company's Current Report on Form 8-K dated as of December 27, 1996, previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act.

    In addition, all reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in any document all or a portion of which is incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to the Office of the Secretary, First Empire State Corporation, One M&T Plaza, Buffalo, New York 14240. Telephone requests may be directed to (716) 842-5445.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CAPITAL SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
    No person has been authorized to give any information or to make any misrepresentations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company or the Issuer Trust since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

    AS USED HEREIN, (I) THE "JUNIOR SUBORDINATED INDENTURE" MEANS THE JUNIOR SUBORDINATED INDENTURE, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME, BETWEEN THE COMPANY AND BANKERS TRUST COMPANY, AS TRUSTEE (THE "DEBENTURE TRUSTEE"), PURSUANT TO WHICH THE JUNIOR SUBORDINATED DEBENTURES ARE ISSUED, (II) THE "TRUST AGREEMENT" MEANS THE AMENDED AND RESTATED TRUST AGREEMENT RELATING TO THE ISSUER TRUST, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME, AMONG THE COMPANY, AS DEPOSITOR, BANKERS TRUST COMPANY, AS PROPERTY TRUSTEE (THE "PROPERTY TRUSTEE") AND BANKERS TRUST (DELAWARE), AS DELAWARE TRUSTEE (THE "DELAWARE TRUSTEE") (COLLECTIVELY, THE "ISSUER TRUSTEES") AND (III) THE "GUARANTEE" MEANS THE GUARANTEE AGREEMENT RELATING TO THE CAPITAL SECURITIES, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME, BETWEEN THE COMPANY AND BANKERS TRUST COMPANY, AS GUARANTEE TRUSTEE.

                         FIRST EMPIRE STATE CORPORATION

    The Company is a New York corporation with its principal office in Buffalo, New York. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and engages directly and through its banking and nonbanking subsidiaries in providing a wide range of commercial banking, retail banking, trust and investment services to customers. As of September 30, 1996, the Company had consolidated total assets of $12.8 billion, total deposits of $10.6 billion and total stockholders' equity of $878 million. The Company's banking subsidiaries are Manufacturers and Traders Trust Company ("M&T Bank"), The East New York Savings Bank ("East New York") and M&T Bank, National Association ("M&T Bank, N.A.," and, together with M&T Bank and East New York, the "Banks"). The Company currently is in the process of merging M&T Bank and East New York, and it is anticipated that the merger will be completed during the first half of 1997. At September 30, 1996, M&T Bank represented 85% of the consolidated total assets of the Company and, after giving effect to the merger of M&T Bank and East New York, would represent 97% of the consolidated total assets of the Company. See "First Empire State Corporation--General."

                          FIRST EMPIRE CAPITAL TRUST I

    The Issuer Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of
State on January   , 1997. The Issuer Trust will be governed by an Amended and
Restated Trust Agreement among the Company, as Depositor, Bankers Trust (Delaware), as Delaware Trustee, and Bankers Trust Company, as Property Trustee. The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer Trust, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer Trust.

                                  THE OFFERING

Securities Offered................  $5,000,000 aggregate Liquidation Amount of   % Capital
                                    Securities (Liquidation Amount $25.00 per Capital
                                    Security).

Offering Price....................  $      per Capital Security (Liquidation Amount $25.00),
                                    plus accumulated Distributions, if any, from
                                               , 1997.

Distribution Dates................  ,            ,            , and            of each year,
                                    commencing             , 1997.

Extension Periods.................  Distributions on Capital Securities may be deferred for the duration of any Extension Period selected by the
                                    Company with respect to the payment of interest on the
                                    Junior Subordinated Debentures. No Extension Period will
                                    exceed 20 consecutive quarterly periods or extend beyond
                                    the Stated Maturity. See "Description of Junior
                                    Subordinated Debentures--Option to Extend Interest
                                    Payment Period" and "Certain Federal Income Tax
                                    Consequences--Interest Income and Original Issue
                                    Discount."

Ranking...........................  The Capital Securities will rank pari passu, and payments thereon will be made pro rata, with the Common
                                    Securities except as described under "Description of
                                    Capital Securities-- Subordination of Common
                                    Securities." The Junior Subordinated Debentures will be
                                    unsecured and subordinate and junior in right of payment
                                    to the extent and in the manner set forth in the Junior
                                    Subordinated Indenture to all Senior Indebtedness (as
                                    defined herein). See "Description of Junior Subordinated
                                    Debentures." The Guarantee will constitute an unsecured
                                    obligation of the Company and will rank subordinate and
                                    junior in right of payment to the extent and in the
                                    manner set forth in the Guarantee to all Senior
                                    Indebtedness. As of December 31, 1996, there was no
                                    Senior Indebtedness of the Company outstanding. See
                                    "Description of Guarantee."

Redemption........................  The Trust Securities are subject to mandatory redemption
                                    (i) in whole, but not in part, at the Stated Maturity
                                    upon repayment of the Junior Subordinated Debentures,
                                    (ii) in whole, but not in part, contemporaneously with
                                    the optional redemption at any time by the Company of
                                    the Junior Subordinated Debentures upon the occurrence
                                    and continuation of a Tax Event, Investment Company
                                    Event or Capital Treatment Event and (iii) in whole or
                                    in part, at any time on or after             , 2002,
                                    contemporaneously with the optional redemption by the
                                    Company of the Junior Subordinated Debentures in whole
                                    or in part, in each case at the applicable Redemption
                                    Price. See "Description of Capital
                                    Securities--Redemption."

Ratings...........................  The Capital Securities are expected to be rated "      "
                                    by Moody's Investors Services, Inc. and "      " by
                                    Standard & Poor's Ratings Services. A security rating is
                                    not a

                                    recommendation to buy, sell or hold securities and may
                                    be subject to revision or withdrawal at any time by the
                                    assigning rating organization.

ERISA Considerations..............  Prospective purchasers must carefully consider the restrictions on purchase set forth under "Certain ERISA
                                    Considerations."

Absence of Market for the
    Capital Securities............  The Capital Securities will be a new issue of securities for which there currently is no market. Although the
                                    Underwriters have informed the Issuer Trust and the
                                    Company that they each currently intend to make a market
                                    in the Capital Securities, the Underwriters are not
                                    obligated to do so, and any such market making may be
                                    discontinued at any time without notice. Accordingly,
                                    there can be no assurance as to the development or
                                    liquidity of any market for the Capital Securities. See
                                    "Plan of Distribution."

Use of Proceeds...................  All the proceeds to the Issuer Trust from the sale of the Capital Securities will be invested by the Issuer
                                    Trust in the Junior Subordinated Debentures. All the net
                                    proceeds to be received by the Company from the sale of
                                    the Junior Subordinated Debentures will be used for
                                    general corporate purposes. See "Use of Proceeds." The
                                    Trust Securities will qualify as Tier 1 or core capital
                                    of the Company under the risk-based capital guidelines
                                    of the Federal Reserve.

    For additional information regarding the Capital Securities, see "Description of Capital Securities," "Description of Junior Subordinated Debentures," "Description of Guarantee," "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee" and "Certain Federal Income Tax Consequences."

                                  RISK FACTORS

    Prospective investors should carefully consider the matters set forth under "Risk Factors," beginning on page 7.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE CAPITAL SECURITIES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS. CERTAIN STATEMENTS IN THIS PROSPECTUS AND DOCUMENTS INCORPORATED HEREIN BY REFERENCE ARE FORWARD-LOOKING AND ARE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS OR PHRASES SUCH AS "INTENDED," "WILL BE POSITIONED," "EXPECTS," IS OR ARE "EXPECTED," "ANTICIPATES," AND "ANTICIPATED." THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT EXPECTATIONS. TO THE EXTENT ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONSTITUTES A "FORWARD-LOOKING STATEMENT" AS DEFINED IN SECTION 27A(I)(1) OF THE SECURITIES ACT, THE RISK FACTORS SET FORTH BELOW ARE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENT.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR
  SUBORDINATED DEBENTURES

    The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Capital Securities and under the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness. At September 30, 1996, the Company had no Senior Indebtedness. None of the Junior Subordinated Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company. See "Description of Guarantee--Status of the Guarantee" and "Description of Junior Subordinated Debentures--Subordination."

    The ability of the Issuer Trust to pay amounts due on the Capital Securities is solely dependent upon the Company's making payments on the Junior Subordinated Debentures as and when required.

STATUS OF THE COMPANY AS A BANK HOLDING COMPANY

    The Company is a legal entity separate and distinct from the Banks and its other subsidiaries, although the principal source of the Company's cash revenues is dividends from the Banks. The right of the Company to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise (and thus the ability of the holders of Capital Securities to benefit indirectly from any such distribution) will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that the Company may itself be a creditor with a recognized claim. As of September 30, 1996, the Company's subsidiaries had indebtedness and other liabilities of approximately $11.9 billion.

    Payment of dividends by the Company's banking subsidiaries is restricted by various legal and regulatory limitations. At December 31, 1996, approximately $136,810,000 was available for payment of dividends to the Company from banking subsidiaries without prior regulatory approval.

    The Banks are also subject to restrictions under federal law which limit the transfer of funds by any of the Banks to the Company and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by any Bank to the Company or any of the Company's nonbanking subsidiaries are limited in amount to 10% of such Bank's capital and surplus and, with respect to the Company and all such nonbanking subsidiaries, to an aggregate of 20% of such Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

    So long as no Event of Default (as defined in the Junior Subordinated Indenture) has occurred and is continuing with respect to the Junior Subordinated Debentures (a "Debenture Event of Default"), the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Debenture Events of Default." As a consequence of any such deferral, quarterly Distributions on the Capital Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Capital Securities are entitled will accumulate additional Distributions thereon
during any Extension Period at the rate of    % per annum, compounded quarterly
from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by two. The term "Distribution" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks PARI PASSU with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest
thereon at the annual rate of    %, compounded quarterly, to the extent
permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Capital Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Capital Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Capital Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Capital Securities--Distributions" and "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period."

    Should an Extension Period occur, a holder of Capital Securities will continue to accrue income (in the form of original issue discount) in respect of its PRO RATA share of the Junior Subordinated Debentures held by the Issuer Trust for United States federal income tax purposes. As a result, a holder of Capital Securities will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Issuer Trust if the holder disposes of the Capital Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales of Capital Securities."

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Capital Securities (which represent preferred undivided beneficial interests in the assets of the Issuer Trust) may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such deferrals.

TAX EVENT, INVESTMENT COMPANY EVENT OR CAPITAL TREATMENT EVENT REDEMPTION

    Upon the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event, the Company has the right to redeem the Junior Subordinated Debentures in whole, but not in part, at any time within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event and thereby cause a mandatory redemption of the Capital Securities. Any such redemption shall be at a price equal to liquidation amount of the Capital Securities, together with accumulated Distributions to but excluding the date fixed for redemption. The ability of the Company to exercise its rights to redeem the Junior Subordinated Debentures prior to the stated maturity may be subject to prior regulatory approval by the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Junior Subordinated Debentures-- Redemption" and "Description of Capital Securities--Liquidation Distribution Upon Termination."

    A "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Capital Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges.

    See "--Possible Tax Law Changes Affecting the Capital Securities" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the Capital
Securities prior to             , 2002.

    "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment

Company Act"), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Capital Securities.

    A "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Capital Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Capital Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

EXCHANGE OF CAPITAL SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES

    The holders of all the outstanding Common Securities have the right at any time to terminate the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in liquidation of the Issuer Trust. The ability of the Company to terminate the Issuer Trust may be subject to prior regulatory approval of the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Capital Securities--Liquidation Distribution Upon Termination."

    Under current United States federal income tax law and interpretations and assuming, as expected, that the Issuer Trust will not be taxable as a corporation, a distribution of the Junior Subordinated Debentures upon a liquidation of the Issuer Trust will not be a taxable event to holders of the Capital Securities. However, if a Tax Event were to occur that would cause the Issuer Trust to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by the Issuer Trust would be a taxable event to the Issuer Trust and the holders of the Capital Securities. See "Certain Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures to Securityholders."

RIGHTS UNDER THE GUARANTEE

    Bankers Trust Company will act as the trustee under the Guarantee (the "Guarantee Trustee") and will hold the Guarantee for the benefit of the holders of the Capital Securities. Bankers Trust Company will also act as Debenture Trustee for the Junior Subordinated Debentures and as Property Trustee under the Trust Agreement. Bankers Trust (Delaware) will act as Delaware Trustee under the Trust Agreement. The Guarantee guarantees to the holders of the Capital Securities the following payments, to the extent not paid by or on behalf of the Issuer Trust: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Issuer Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Capital Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary termination, winding up or liquidation of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Capital Securities on liquidation of the Issuer Trust. The Guarantee is subordinated as described under "--Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures" and "Description of Guarantee--Status of the Guarantee." The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

    If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer Trust may lack funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Capital Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of any amounts payable in respect of such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Junior Subordinated Indenture to the extent of any payment made by the Company to such holder of Capital Securities in the Direct Action. Except as described herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures-- Enforcement of Certain Rights by Holders of Capital Securities," "--Debenture Events of Default" and "Description of Guarantee." The Trust Agreement provides that each holder of Capital Securities by acceptance thereof agrees to the provisions of the Guarantee and the Junior Subordinated Indenture.

LIMITED VOTING RIGHTS

    Holders of Capital Securities will have limited voting rights relating generally to the modification of the Capital Securities and the Guarantee and the exercise of the Issuer Trust's rights as holder of Junior Subordinated Debentures. Holders of Capital Securities will not be entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee except upon the occurrence of certain events specified in the Trust Agreement and described herein. The Property Trustee and the holders of all the Common Securities may, subject to certain conditions, amend the Trust Agreement without the consent of holders of Capital Securities to cure any ambiguity or make other provisions not inconsistent with the Trust Agreement or to ensure that the Issuer Trust (i) will not be taxable as a corporation for United States federal income tax purposes, or (ii) will not be required to register as an "investment company" under the Investment Company Act. See "Description of Capital Securities--Voting Rights; Amendment of Trust Agreement" and "--Removal of Issuer Trustees; Appointment of Successors."

MARKET PRICES

    There can be no assurance as to the market prices for Capital Securities, or the market prices for Junior Subordinated Debentures that may be distributed in exchange for Capital Securities if a liquidation of the Issuer Trust occurs. Accordingly, the Capital Securities or the Junior Subordinated Debentures that a holder of Capital Securities may receive on liquidation of the Issuer Trust may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby. Because holders of Capital Securities may receive Junior Subordinated Debentures on termination of the Issuer Trust, prospective purchasers of Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of Junior Subordinated Debentures."

ABSENCE OF PUBLIC MARKET

    There is no existing market for the Capital Securities and there can be no assurance as to the liquidity of any markets that may develop for the Capital Securities, the ability of the holders to sell their Capital Securities or at what price holders of the Capital Securities will be able to sell their Capital Securities. Future trading prices of the Capital Securities will depend on many factors including, among other things, prevailing interest rates, the Company's operating results, and the market for similar securities. The Underwriters have informed the Issuer Trust and the Company that the Underwriters intend to make a market in the Capital Securities offered hereby; however, the Underwriters are not obligated to do so and any such market making activity will be subject to the limits imposed by applicable law and may be discontinued at any time without notice. Therefore, there can be no assurance that an active trading market for the Capital Securities will develop. If a trading market for the Capital Securities does develop, the Capital Securities may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors.

POSSIBLE TAX LAW CHANGES AFFECTING THE CAPITAL SECURITIES

    On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Revenue Reconciliation Bill"), the revenue portion of President Clinton's budget proposal, was released. If enacted, the Revenue Reconciliation Bill would have generally denied interest deductions for interest on an instrument issued by a corporation that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. If the provision were to apply to the Junior Subordinated Debentures, the Company would be unable to deduct interest on the Junior Subordinated Debentures. On March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, would be no earlier than the date of appropriate Congressional action. It is possible that similar legislative proposals may be offered by the Clinton Administration and considered by Congress beginning in 1997. Under current law, the Company will be able to deduct interest on the Junior Subordinated Debentures. There can be no assurance, however, that future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit the Company to cause a redemption of the Capital Securities before
      , 2002. See "Description of Junior Subordinated Debentures--Redemption" and "Description of Capital Securities--Redemption." See also "Certain Federal Income Tax Consequences--Possible Tax Law Changes."

                         FIRST EMPIRE STATE CORPORATION

GENERAL

    The Company is a New York corporation incorporated in 1969 and is registered as a bank holding company under the Bank Holding Company Act. As of September 30, 1996, the Company had consolidated total assets of $12.8 billion, total deposits of $10.6 billion and total stockholders' equity of $878 million. The Company's banking subsidiaries are M&T Bank, East New York and M&T Bank, N.A. The Company currently is in the process of merging M&T Bank and East New York, and it is anticipated that the merger will be completed during the first half of 1997. Based upon September 30, 1996 data, M&T Bank currently represents 85% of the consolidated total assets of the Company and, after giving effect to the merger of M&T Bank and East New York, would represent 97% of the consolidated total assets of the Company.

    As of September 30, 1996, M&T Bank had 156 banking offices throughout the State of New York, including 127 offices throughout Western New York State and New York's Southern Tier, 26 offices in the

Hudson Valley region of New York State, plus offices in New York City, Albany, Syracuse and Nassau, The Bahamas. As of June 30, 1995, the most recent date for which comparative deposit data has been published by the FDIC, M&T Bank held approximately 30% of total deposits of commercial banks and thrift institutions in the Buffalo Banking Market. As of September 30, 1996, East New York had 14 banking offices in the New York metropolitan area. M&T Bank, N.A. conducts its operations out of a single office in Oakfield, New York.

    The Banks offer a wide range of commercial banking, retail banking, trust and investment services to their customers. M&T Mortgage Corporation, a subsidiary of M&T Bank, conducts residential mortgage origination operations in New York, Massachusetts, Ohio, Colorado, Utah, Arizona, Oregon and Washington. Another subsidiary of M&T Bank, M&T Securities, Inc., is a registered broker dealer and provides general securities brokerage services, including mutual fund and annuity sales. M&T Bank, N.A. currently offers consumer banking products, primarily credit cards, home equity loans and lines of credit, and markets certificates of deposits nationwide.

    The Company maintains its principal executive offices at One M&T Plaza, Buffalo, New York 14240, telephone (716) 842-5445.

    NEITHER THE CAPITAL SECURITIES NOR THE JUNIOR SUBORDINATED DEBENTURES ARE OBLIGATIONS OF OR GUARANTEED BY ANY BANK.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

    The following unaudited table presents the consolidated ratio of earnings to fixed charges of the Company. The consolidated ratio of earnings to fixed charges has been computed by dividing income before income taxes by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), amortization of notes and debentures expense and the portion of net rental expense which is deemed to be equivalent to interest on debt. Interest expense (other than on deposits) includes interest on notes and debentures, federal funds purchased and securities sold under agreements to repurchase, mortgages, and other funds borrowed.

                                                                           YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------------------
                                                              1996       1995       1994       1993       1992
                                                            ---------  ---------  ---------  ---------  ---------
Earnings to Fixed Charges:
  Excluding Interest on Deposits..........................       4.19x      3.22x      3.30x      3.53x      4.80x
  Including Interest on Deposits..........................       1.53       1.50       1.69       1.63       1.50
Earnings to Combined Fixed Charges and
  Preferred Stock Dividends:
  Excluding Interest on Deposits..........................       4.15       3.14       3.21       3.40       4.50
  Including Interest on Deposits..........................       1.53       1.49       1.68       1.63       1.49

           SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

    Presented below is selected unaudited consolidated financial information for the Company for the periods specified. The consolidated financial information is not necessarily indicative of the results for any future period and is qualified in its entirety by the detailed information available in the Company's reports as described under "Incorporation of Certain Documents by Reference."

                         FIRST EMPIRE STATE CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,
                                               --------------------------  -----------------------------------------------------
                                                   1996          1995          1995          1994          1993         1992
                                               ------------  ------------  ------------  ------------  ------------  -----------
                                                                             DOLLARS IN THOUSANDS
CONSOLIDATED INCOME STATEMENT:
  Interest income............................  $    741,465  $    686,473  $    928,154  $    747,346  $    740,629  $   756,477
  Interest expense...........................       347,065       325,004       441,730       279,206       269,873      323,598
                                               ------------  ------------  ------------  ------------  ------------  -----------
  Net interest income........................       394,400       361,469       486,424       468,140       470,756      432,879
  Provision possible for credit losses.......        31,850        28,325        40,350        60,536        79,958       84,989
                                               ------------  ------------  ------------  ------------  ------------  -----------
  Net interest income after provision........       362,550       333,144       446,074       407,604       390,798      347,890
  Noninterest income.........................       122,607       104,688       149,538       123,739       110,544      126,226
  Noninterest expense........................       301,896       277,395       374,439       336,862       327,819      311,338
                                               ------------  ------------  ------------  ------------  ------------  -----------
  Income before income taxes.................       183,261       160,437       221,173       194,481       173,523      162,778
  Applicable income taxes....................        72,578        66,188        90,137        77,186        71,531       64,841
                                               ------------  ------------  ------------  ------------  ------------  -----------
  Net income.................................  $    110,683  $     94,249  $    131,036  $    117,295  $    101,992  $    97,937
                                               ------------  ------------  ------------  ------------  ------------  -----------
                                               ------------  ------------  ------------  ------------  ------------  -----------
Dividends declared on preferred stock........  $        900  $      2,700  $      3,600  $      3,600  $      3,600  $     3,600

CONSOLIDATED AVERAGE BALANCES:
  Total assets...............................  $ 12,394,931  $ 11,345,436  $ 11,484,754  $ 10,025,421  $ 10,390,030  $ 9,553,875
  Loans, net of unearned discount............     9,975,271     8,679,731     8,857,222     7,427,021     6,982,289    6,571,259
  Deposits...................................    10,009,534     8,885,383     9,020,992     7,365,879     7,591,473    7,695,328
  Long-term debt.............................       190,397       129,191       146,019        77,297        75,639        7,086
  Common stockholder's equity................       840,974       728,263       742,520       683,202       630,449      542,569
  Stockholders' equity.......................       853,821       768,263       782,520       723,202       670,449      582,569

CONSOLIDATED RATIOS:
  Return on average assets(1)................          1.19%         1.11%         1.14%         1.17%         0.98%        1.03%
  Return on average common stockholders'
    equity(1)................................         17.44         16.81         17.16         16.64         15.61        17.39
  Return on average total stockholders'
    equity(1)................................         17.32         16.40         16.75         16.22         15.21        16.81
  Average total stockholders' equity to
    average total assets.....................          6.89          6.77          6.81          7.21          6.45         6.10
  Period end capital to risk adjusted assets:
      Tier 1.................................          8.36          8.49          8.53          8.91          9.33         8.58
      Total..................................         11.32         11.64         11.62         11.07         11.58        10.87
  Period end leverage ratio..................          6.88          6.68          6.91          7.31          6.63         6.06
  Net interest margin (taxable equivalent
    basis)(1)................................          4.44          4.46          4.43          4.89          4.76         4.79
  Net charge-offs to average loans and leases
    net of unearned discount(1)..............          0.39          0.27          0.24          0.22          0.51         0.70
  Period end nonperforming assets to period
    end loans, net of unearned discount and
    other real estate(2).....................          1.00          0.92          1.05          1.06          1.30         1.86
  Period end allowance to period end loans,
    net of unearned discount.................          2.59          2.81          2.75          2.96          2.70         2.17
  Period end allowance to period end
    nonperforming loans(2)...................        280.35        339.88        281.89        313.84        238.14       133.54


                                                  1991
                                               -----------

CONSOLIDATED INCOME STATEMENT:
  Interest income............................  $   769,397
  Interest expense...........................      440,215
                                               -----------
  Net interest income........................      329,182
  Provision possible for credit losses.......       63,412
                                               -----------
  Net interest income after provision........      265,770
  Noninterest income.........................       77,686
  Noninterest expense........................      228,661
                                               -----------
  Income before income taxes.................      114,795
  Applicable income taxes....................       47,601
                                               -----------
  Net income.................................  $    67,194
                                               -----------
                                               -----------
Dividends declared on preferred stock........  $     2,860
CONSOLIDATED AVERAGE BALANCES:
  Total assets...............................  $ 8,345,323
  Loans, net of unearned discount............    5,874,983
  Deposits...................................    7,047,292
  Long-term debt.............................        7,052
  Common stockholder's equity................      465,668
  Stockholders' equity.......................      497,668
CONSOLIDATED RATIOS:
  Return on average assets(1)................         0.81%
  Return on average common stockholders'
    equity(1)................................        13.82
  Return on average total stockholders'
    equity(1)................................        13.50
  Average total stockholders' equity to
    average total assets.....................         5.96
  Period end capital to risk adjusted assets:
      Tier 1.................................         8.44
      Total..................................         9.69
  Period end leverage ratio..................         6.04
  Net interest margin (taxable equivalent
    basis)(1)................................         4.22
  Net charge-offs to average loans and leases
    net of unearned discount(1)..............         0.75
  Period end nonperforming assets to period
    end loans, net of unearned discount and
    other real estate(2).....................         1.65
  Period end allowance to period end loans,
    net of unearned discount.................         1.66
  Period end allowance to period end
    nonperforming loans(2)...................       111.79

------------------------

(1) Ratios for the nine-month periods are annualized.

(2) Nonperforming loans and nonperforming assets include loans past due 90 days or more but still accruing.

                            RECENT FINANCIAL RESULTS

    Net income for 1996 totaled $151.1 million, up 15% from $131.0 million in 1995.

    Taxable-equivalent net interest income rose to $535.5 million in 1996 from $491.1 million in 1995. Average loans outstanding totaled $10.1 billion in 1996, a 14% increase from $8.9 billion in 1995. The Company's net interest margin, or taxable-equivalent net interest income expressed as a percentage of average earning assets, was 4.45% in 1996, compared with 4.43% in 1995.

    The provision for possible credit losses was $43.3 million in 1996, compared with $40.4 million in 1995. Net charge-offs for the year were $35.2 million or
 .35% of average loans compared with $21.3 million or .24% in 1995. As a result, the allowance for possible credit losses was $270.5 million or 2.52% of loans outstanding at December 31, 1996 compared with $262.3 million or 2.75% at the prior year-end. Nonaccrual loans totaled $58.2 million or .54% of loans outstanding at the recent year-end, compared with $75.2 million or .79% a year earlier. Loans past due ninety days or more and accruing interest totaled $39.7 million at December 31, 1996, up from $17.8 million a year earlier. The increase in such past due loans resulted mainly from the inclusion at December 31, 1996 of $16.3 million of one-to-four family residential mortgage loans serviced by the Company and repurchased during 1996 from the Government National Mortgage Association. These loans are covered by guarantees of government agencies. As a result, total nonperforming loans were $97.9 million at December 31, 1996, compared with $93.1 million at December 31, 1995. The ratio of the allowance to nonperforming loans was 276% and 282% at December 31, 1996 and 1995, respectively. Assets taken in foreclosure of defaulted loans were $8.5 million and $7.3 million at the end of 1996 and 1995, respectively.

    Exclusive of the effects of securities transactions, other income rose 17% to $170.3 million in 1996 from $145.1 million in 1995. Higher revenues associated with mortgage banking and credit card activities contributed to this increase. Other expense was $409.0 million in 1996, up 9% from $374.4 million in 1995. Expenses associated with expansion of businesses providing mortgage banking services, indirect automobile loans, credit cards and the sale of mutual funds and annuities contributed to this increase. Included in other expense for 1996 is a $7.0 million charge for a special assessment by the Federal Deposit Insurance Corporation to recapitalize the Savings Association Insurance Fund.

    The rates of return on average total assets and average common stockholders' equity in 1996 were 1.21% and 17.60%, respectively, compared with 1.14% and 17.16% in 1995. Excluding securities transactions, the rates of return on assets and common stockholders' equity in 1995 were 1.12% and 16.81%, respectively.

    At December 31, 1996, the Company had total assets of $12.9 billion, compared with $12.0 billion a year earlier. Loans and leases, net of unearned discount, were $10.7 billion at the end of 1996, up from $9.6 billion at December 31, 1995. Deposits were $10.5 billion and $9.5 billion at December 31, 1996 and 1995, respectively. Total stockholders' equity was $905.7 million or 7.00% of total assets at year-end 1996, compared with $846.3 million or 7.08% a year earlier.

                          FIRST EMPIRE CAPITAL TRUST I

    The Issuer Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of
State on January       , 1997. The Issuer Trust will be governed by an Amended
and Restated Trust Agreement among the Company, as Depositor, Bankers Trust (Delaware), as Delaware Trustee, and Bankers Trust Company, as Property Trustee. Two individuals will be selected by the holders of the Common Securities to act as administrators with respect to the Issuer Trust (the "Administrators"). The Company, while holder of the Common Securities, intends to select two individuals who are employees or officers of or affiliated with the Company to serve as the Administrators. See "Description of Capital Securities--Miscellaneous." The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer Trust, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer Trust.

    All the Common Securities will initially be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities, except that upon the occurrence and during the continuation of a Debenture Event of Default arising as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the rights of the holders of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Capital Securities. See "Description of Capital Securities--Subordination of Common Securities." The Company will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer Trust. The Issuer Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The address of the Delaware Trustee is Bankers Trust (Delaware), 1001 Jefferson Street, Wilmington, Delaware 19801, telephone number
(302) 576-3301. The address of the Property Trustee, the Guarantee Trustee and the Debenture Trustee is Bankers Trust Company, Four Albany Street, 4th Floor, New York, New York 10006, telephone number (212) 250-2500.

                                USE OF PROCEEDS

    All the proceeds to the Issuer Trust from the sale of the Capital Securities will be invested by the Issuer Trust in the Junior Subordinated Debentures. The Junior Subordinated Debentures will qualify as Tier 1 or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve. All the net proceeds to be received by the Company from the sale of the Junior Subordinated Debentures will be used for general corporate purposes, which may include the repayment of indebtedness, repurchase of outstanding common stock of the Company, investments in or extensions of credit to its subsidiaries and the financing of possible acquisitions. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds. In view of anticipated funding requirements, the Company may from time to time engage in additional financings of a character and in amounts to be determined.

                                 CAPITALIZATION

    The following table sets forth the unaudited consolidated capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the consummation of the offering of the Capital Securities. The following data should be read in conjunction with the Company's reports filed with the Commission under the Exchange Act. See "Incorporation of Certain Documents by Reference."

                                                                                            SEPTEMBER 30, 1996
                                                                                        --------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                        ------------  ------------

                                                                                              (IN THOUSANDS)
Long-term debt........................................................................
  Subordinated notes of M&T Bank
    8 1/8% due 2002...................................................................  $     75,000  $     75,000
    7% due 2005.......................................................................       100,000       100,000
  Advances from Federal Home Loan Bank of New York....................................        12,530        12,530
  Other...............................................................................           675           675
                                                                                        ------------  ------------
                                                                                             188,205       188,205
                                                                                        ------------  ------------
Guaranteed preferred beneficial interests in Company's Junior Subordinated
  Debentures(1).......................................................................                       5,000

Stockholders Equity
  Common stock, $5 par; 15,000,000 shares authorized,
    8,097,472 shares issued...........................................................        40,487        40,487
  Surplus.............................................................................        95,110        95,110
  Undivided profits...................................................................       901,337       901,337
  Net unrealized losses on investment securities available-for-sale...................        (8,099)       (8,099)
  Treasury stock, at cost--1,376,289 shares...........................................      (151,178)     (151,178)
                                                                                        ------------  ------------
      Total stockholders' equity......................................................       877,657       877,657
                                                                                        ------------  ------------
        Total capitalization..........................................................  $  1,065,862  $  1,070,862
                                                                                        ------------  ------------
Risk-based capital ratios:
  Tier 1 capital to risk-adjusted assets(2)...........................................          8.36%%
  Regulatory minimum..................................................................          4.00          4.00
  Total capital to risk-adjusted assets(2)............................................         11.32
  Regulatory minimum..................................................................          8.00          8.00
  Leverage ratio......................................................................          6.88
  Regulatory minimum..................................................................          3.00          3.00

------------------------

(1) As described herein, the sole assets of the Trust will be $
    principal amount of Junior Subordinated Debentures issued by the Company to the Trust. The Junior Subordinated Debentures will bear interest at a fixed
    rate of    % and will mature on             , 2027. The Company will own all
    of the Common Securities of the Trust.

(2) Assumes net proceeds of the offering of the Capital Securities are invested in assets with a 100% risk weighting under the risk-based capital rules of the Federal Reserve.

                              ACCOUNTING TREATMENT

    For financial reporting purposes, the Issuer Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Issuer Trust will be included in the consolidated financial statements of the Company. The Capital Securities will be included in the consolidated balance sheets of the Company. For financial reporting purposes, Distributions on the Capital Securities will be recorded in the consolidated statements of income of the Company.

                       DESCRIPTION OF CAPITAL SECURITIES

    Pursuant to the terms of the Trust Agreement for the Issuer Trust, the Issuer Trustees on behalf of the Issuer Trust will issue the Capital Securities and the Common Securities. The Capital Securities will represent preferred undivided beneficial interests in the assets of the Issuer Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. This summary of certain provisions of the Capital Securities and the Trust Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms. Wherever particular defined terms of the Trust Agreement are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of the Trust Agreement is available upon request from the Issuer Trustees.

GENERAL

    The Capital Securities will be limited to $5,000,000 aggregate Liquidation Amount outstanding. The Capital Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Common Securities except as described under "--Subordination of Common Securities." The Junior Subordinated Debentures will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Capital Securities and Common Securities. The Guarantee will be a guarantee on a subordinated basis with respect to the Capital Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Capital Securities when the Issuer Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS

    The Capital Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and Distributions on each Capital Security will
be payable at the annual rate of    % of the stated Liquidation Amount of
$25.00, payable quarterly in arrears on the    day of       ,       ,       ,
and       of each year (each a "Distribution Date"), to the holders of the
Capital Securities at the close of business on the    day of       ,       ,
      and       (whether or not a Business Day (as defined below)) next
preceding the relevant Distribution Date. Distributions on the Capital
Securities will be cumulative. Distributions will accumulate from            ,
1997. The first Distribution Date for the Capital Securities will be August 1, 1997. The amount of Distributions payable for any period less than a full Distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. If any date on which Distributions are payable on the Capital Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (without any additional Distributions or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable.

    So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated

Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Capital Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Capital Securities are entitled will accumulate additional Distributions thereon at the
rate of    % per annum, compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,
(d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Capital Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Capital Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Capital Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures--Option To Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

    The revenue of the Issuer Trust available for distribution to holders of the Capital Securities will be limited to payments under the Junior Subordinated Debentures in which the Issuer Trust will invest the proceeds from the issuance and sale of the Capital Securities. See "Description of Junior Subordinated Debentures." If the Company does not make payments on the Junior Subordinated Debentures, the Issuer

Trust may not have funds available to pay Distributions or other amounts payable on the Capital Securities. The payment of Distributions and other amounts payable on the Capital Securities (if and to the extent the Issuer Trust has funds legally available for and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantee."

REDEMPTION

    Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Junior Subordinated Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Capital Securities, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Capital Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Redemption." If less than all the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Capital Securities and the Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of the Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption PRO RATA of the Capital Securities and the Common Securities.

    The Company has the right to redeem the Junior Subordinated Debentures (i)
on or after            , 2002, in whole at any time or in part from time to
time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined below), in each case subject to possible regulatory approval. See "--Liquidation Distribution Upon Termination." A redemption of the Junior Subordinated Debentures would cause a mandatory redemption of a Like Amount of the Capital Securities and Common Securities at the Redemption Price.

    "Business Day" means a day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the City of New York or the City of Buffalo, New York are authorized or required by law or executive order to remain closed, or
(c) a day on which the Property Trustee's Corporate Trust Office or the Corporate Trust Office of the Debenture Trustee is closed for business.

    "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Junior Subordinated Indenture, allocated to the Common Securities and to the Capital Securities based upon the relative Liquidation Amounts of such classes and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Issuer Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

    "Liquidation Amount" means the stated amount of $25 per Trust Security.

    "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Capital Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges.

    "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Capital Securities.

    "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Capital Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Capital Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

    PAYMENT OF ADDITIONAL SUMS. If a Tax Event described in clause (i) or (iii) of the definition of Tax Event above has occurred and is continuing and the Issuer Trust is the holder of all the Junior Subordinated Debentures, the Company will pay Additional Sums (as defined below), if any, on the Junior Subordinated Debentures.

    "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer Trust on the outstanding Capital Securities and Common Securities of the Issuer Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a Tax Event.

REDEMPTION PROCEDURES

    Capital Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Capital Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer Trust has funds on hand available for the payment of such Redemption Price. See also "--Subordination of Common Securities."

    If the Issuer Trust gives a notice of redemption in respect of the Capital Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, in the case of Capital Securities held in book-entry form, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Capital Securities. With respect to Capital Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Capital Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Capital Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Capital Securities called for redemption shall be payable to the holders of the Capital Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit all rights of the holders of such Capital Securities so called for redemption will cease, except the right of the holders of such Capital Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Capital Securities will cease to be outstanding. If any date fixed for redemption of Capital Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Capital Securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Capital Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Issuer Trust for such Capital Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

    Subject to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may at any time and from time to time purchase outstanding Capital Securities by tender, in the open market or by private agreement, and may resell such securities.

    If less than all the Capital Securities and Common Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Capital Securities and Common Securities to be redeemed shall be allocated pro rata to the Capital Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Capital Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Capital Securities not previously called for redemption, or if the Capital Securities are then held in the form of a Global Capital Security (as defined below), in accordance with DTC's customary procedures, provided, in each case, that each holder of any Capital Securities has at least 100 Capital Securities remaining after the redemption. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Capital Securities selected for redemption and, in the case of any Capital Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Capital Securities shall relate, in the case of any Capital Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Capital Securities which has been or is to be redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered holder of Capital Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless the Company defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof (and, unless payment of the Redemption Price in respect of the Capital Securities is withheld or refused and not paid either by the Issuer Trust or the Company pursuant to the Guarantee, Distributions will cease to accumulate on the Capital Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, the Capital Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Capital Securities and Common Securities. However, if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all the outstanding Capital Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all the outstanding Capital Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Capital Securities then due and payable.

    In the case of any Event of Default (as defined below) resulting from a Debenture Event of Default, the holders of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effects of all such Events of Default with respect to such Capital Securities have been cured, waived or otherwise eliminated. See "--Events of Default; Notice" and "Description of Junior Subordinated Debentures--Debenture Events of Default." Until all such Events of Default under the Trust Agreement with respect to the Capital Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Capital Securities and not on behalf of the holders of the Common Securities, and only the holders of the Capital Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

    The amount payable on the Capital Securities in the event of any liquidation of the Issuer Trust is $25 per Capital Security plus accumulated and unpaid Distributions, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures.

    The holders of all the outstanding Common Securities have the right at any time to terminate the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in liquidation of the Issuer Trust.

    The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

    In the event the Company, while a holder of Common Securities, terminates the Issuer Trust prior to the stated maturity of the Capital Securities and the termination of the Issuer Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve under its risk-based capital guidelines or policies, the termination of the Issuer Trust by the Company may be subject to the prior approval of the Federal Reserve. Moreover, any changes in applicable law or changes in the Federal Reserve's risk-based capital guidelines or policies could impose a requirement on the Company that it obtain the prior approval of the Federal Reserve to terminate the Issuer Trust.

    Pursuant to the Trust Agreement, the Issuer Trust will automatically terminate upon expiration of its term or, if earlier, will terminate on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the holders of Common Securities have given written direction to the Property Trustee to terminate the Issuer Trust (which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of Common Securities), (iii) the repayment of all the Capital Securities in connection with the redemption of all the Trust Securities as described under "--Redemption" and (iv) the entry of an order for the dissolution of the Issuer Trust by a court of competent jurisdiction.

    If termination of the Issuer Trust occurs as described in clause (i), (ii) or (iv) above, the Issuer Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is not practical, in which event such holders will be entitled to receive out of the assets of the Issuer Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, an amount equal to, in the case of holders of Capital Securities, the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer Trust on its Capital Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Capital Securities, except that if a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Capital Securities shall have a priority over the Common Securities. See "--Subordination of Common Securities."

    After the liquidation date fixed for any distribution of Junior Subordinated Debentures (i) the Capital Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the registered holder of Capital Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution with respect to Capital Securities held by DTC or its nominee and
(iii) any certificates representing the Capital Securities not held by DTC or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Capital Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Capital Securities until such certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

    If the Company does not redeem the Junior Subordinated Debentures prior to maturity and the Issuer Trust is not liquidated and the Junior Subordinated Debentures are not distributed to holders of the Capital Securities, the Capital Securities will remain outstanding until the repayment of the Junior Subordinated Debentures and the distribution of the Liquidation Distribution to the holders of the Capital Securities.

    There can be no assurance as to the market prices for the Capital Securities or the Junior Subordinated Debentures that may be distributed in exchange for Capital Securities if a termination and liquidation of the Issuer Trust were to occur. Accordingly, the Capital Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Issuer Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby.

EVENTS OF DEFAULT; NOTICE

    Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Capital Securities (whatever the reason for such Event of Default and whether it is voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default"); or

        (ii) default by the Issuer Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

       (iii) default by the Issuer Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

        (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer Trustees and the Company by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Capital Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

        (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days thereof.

    Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of Trust Securities and the Administrators, unless such Event of Default has been cured or waived. The Company, as Depositor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Capital Securities will have a preference over the Common Securities with respect to payments of any amounts in respect of the Capital Securities as described above. See "--Subordination of Common Securities," "--Liquidation Distribution Upon Termination" and "Description of Junior Subordinated Debentures--Debenture Events of Default."

REMOVAL OF ISSUER TRUSTEES; APPOINTMENT OF SUCCESSORS

    The holders of at least a majority in aggregate Liquidation Amount of the outstanding Capital Securities may remove an Issuer Trustee for cause or, if a Debenture Event of Default has occurred and is continuing, with or without cause. If an Issuer Trustee is removed by the holders of the outstanding Capital Securities, the successor may be appointed by the holders of at least 25% in Liquidation Amount of Capital Securities. If an Issuer Trustee resigns, such Trustee will appoint its successor. If an Issuer Trustee fails to appoint a successor, the holders of at least 25% in Liquidation Amount of the outstanding Capital Securities may appoint a successor. If a successor has not been appointed by the holders, any holder of Capital Securities or Common Securities or the other Issuer Trustee may petition a court in the State of Delaware to appoint a successor. Any Delaware Trustee must meet the applicable requirements of Delaware law. Any Property Trustee must be a national or state-chartered bank, and at the time of appointment have securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization and have capital and surplus of at least $50,000,000. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

    Any entity into which the Property Trustee or the Delaware Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Issuer Trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of such Issuer Trustee, will be the successor of such Issuer Trustee under the Trust Agreement, provided such entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUER TRUST

    The Issuer Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the Trust Agreement. The Issuer Trust may, at the request of the holders of the Common Securities and with the consent of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Capital Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, so long as (i) such successor entity either (a) expressly assumes all the obligations of the Issuer Trust with respect to the Capital Securities or (b) substitutes for the Capital Securities other securities having substantially the same terms as the Capital Securities (the "Successor Securities") so long as the Successor Securities have the same priority as the Capital Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) a trustee of such successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the Junior Subordinated Debentures, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose substantially identical to that of the Issuer Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Issuer Trust has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and (vii) the Company or any permitted successor or assignee owns all the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer Trust may not, except with the consent of holders of 100% in aggregate Liquidation Amount of the Capital Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

    Except as provided below and under "--Removal of Issuer Trustees; Appointment of Successors" and "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Capital Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by the holders of a majority of the Common Securities and the Property Trustee, without the consent of the holders of the Capital Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as may be necessary to ensure that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that the Issuer Trust will not be required to register as an "investment company" under the Investment Company Act, and any amendments of the Trust Agreement will become effective when notice of such amendment is given to the holders of Trust Securities. The Trust Agreement may be amended by the holders of a majority of the Common Securities and the Property Trustee with
(i) the consent of holders representing not less than a majority in aggregate Liquidation Amount of the outstanding Capital Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer Trust's not being taxable as a corporation for United States federal income tax purposes or the Issuer Trust's exemption from status as an "investment company" under the Investment Company Act, except that, without the consent of each holder of Trust Securities affected thereby, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    So long as any Junior Subordinated Debentures are held by the Issuer Trust, the Property Trustee will not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under Section 513 of the Junior Subordinated Indenture, (iii) exercise any right to rescind or annul a declaration that the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Subordinated Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Capital Securities, except that, if a consent under the Junior Subordinated Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Capital Securities. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Capital Securities except by subsequent vote of the holders of the Capital Securities. The Property Trustee will notify each holder of Capital Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Capital Securities, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in such matters to the effect that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes on account of such action.

    Any required approval of holders of Capital Securities may be given at a meeting of holders of Capital Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each registered holder of Capital Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of Capital Securities will be required to redeem and cancel Capital Securities in accordance with the Trust Agreement.

    Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned by the Company, the Issuer

Trustees or any affiliate of the Company or any Issuer Trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

EXPENSES AND TAXES

    In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Capital Securities) and all costs and expenses of the Issuer Trust (including costs and expenses relating to the organization of the Issuer Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Issuer Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Issuer Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other person before proceeding against the Company. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

BOOK ENTRY, DELIVERY AND FORM

    The Capital Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until it is exchangeable in whole or in part for the Capital Securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of such Depository or a nominee of such successor.

    Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the Capital Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of Persons held through Participants). Beneficial owners will not receive written confirmation form DTC of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

    So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Capital Securities represented by such global security for all purposes under the Junior Subordinated Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Capital Securities in definitive form and will not be considered the owners or holders thereof under the Junior Subordinated Indenture. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Junior Subordinated Indenture. The Company understands that, under DTC's existing practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Junior Subordinated Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the Capital Securities are being redeemed, the Company understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

    Distributions on the Capital Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such Capital Securities. None of the Company, the Trustees, any Paying Agent or any other agent of the Company or the Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Capital Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of Distributions to Participants shall be the responsibility of DTC. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Company, the Trustees, the Paying Agent or any other agent of the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.

    DTC may discontinue providing its services as securities depository with respect to the Capital Securities at any time by giving reasonable notice to the Company or the Trustee. If DTC notifies the Company that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within ninety days after receiving such notice or becoming aware that the Depository is no longer so registered, the Company will issue the Capital Securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, the Company may at any time and in its sole discretion determine not to have the Capital Securities represented by one or more global securities and, in such event, will issue Capital Securities in definitive form in exchange for all of the global securities representing such Capital Securities.

    DTC has advised the Company and the Issuer Trust as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Underwriters. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Capital Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Capital Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying

Agent, the Property Trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the Administrators) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as registrar and transfer agent for the Capital Securities.

    Registration of transfers of Capital Securities will be effected without charge by or on behalf of the Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trust will not be required to register or cause to be registered the transfer of the Capital Securities after the Capital Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

    For information concerning the relationships between Bankers Trust Company, the Property Trustee, and the Company, see "Description of Junior Subordinated Debentures--Information Concerning the Debenture Trustee."

MISCELLANEOUS

    The Administrators and the Property Trustee are authorized and directed to conduct the affairs of and to operate the Issuer Trust in such a way that the Issuer Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Property Trustee and the holders of Common Securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer Trust or the Trust Agreement, that the Property Trustee and the holders of Common Securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Capital Securities.

    Holders of the Capital Securities have no preemptive or similar rights.

    The Issuer Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

GOVERNING LAW

    The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

    The Junior Subordinated Debentures are to be issued under the Junior Subordinated Indenture, under which Bankers Trust Company is acting as Debenture Trustee. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Junior Subordinated Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Junior Subordinated Indenture, including the definitions therein of certain terms. Whenever particular defined terms of the Junior Subordinated Indenture (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of Junior Subordinated Indenture is available from the Debenture Trustee upon request.

GENERAL

    Concurrently with the issuance of the Capital Securities, the Issuer Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will bear interest, accruing
from             , 1997, at the annual rate of    % of the principal amount
thereof, payable quarterly in arrears on the       day of       ,       ,
and       of each year (each, an "Interest Payment Date"), commencing
      , 1997, to the person in whose name each Junior Subordinated Debenture is
registered at the close of business on the       day of       ,       ,       or
      (whether or not a Business Day) next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer Trust, each Junior Subordinated Debenture will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period will be computed by dividing the rate per annum by four. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent
permitted by law) at the rate per annum of    %, compounded quarterly and
computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

    The Junior Subordinated Debentures will mature on             , 2027.

    The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of the Company. The Junior Subordinated Debentures will not be subject to a sinking fund and will not be eligible as collateral for any loan made by the Company. The Junior Subordinated Indenture does not limit the incurrence or issuance of other secured or unsecured debt by the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "--Subordination."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    So long as no Debenture Event of Default has occurred and is continuing, the Company has the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each

Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with
interest thereon at the annual rate of    %, compounded quarterly and computed
on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period, to the extent permitted by applicable law). The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by two. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Capital Securities while outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholders rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Capital Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Capital Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Capital Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

REDEMPTION

    The Junior Subordinated Debentures are redeemable prior to maturity at the
option of the Company (i) on or after             , 2002, in whole at any time
or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined under "Description of Capital

Securities--Redemption"), in each case at the redemption price described below. The proceeds of any such redemption will be used by the Issuer Trust to redeem the Capital Securities.

    The Federal Reserve's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

    The redemption of the Junior Subordinated Debentures by the Company prior to their Stated Maturity would constitute the redemption of capital instruments under the Federal Reserve's current risk-based capital guidelines and may be subject to the prior approval of the Federal Reserve. The redemption of the Junior Subordinated Debentures also could be subject to the additional prior approval of the Federal Reserve under its current risk-based capital guidelines.

    The redemption price for Junior Subordinated Debentures is the outstanding principal amount of the Junior Subordinated Debentures plus accrued interest (including any Additional Interest or any Additional Sums) thereon to but excluding the date fixed for redemption.

ADDITIONAL SUMS

    The Company has covenanted in the Junior Subordinated Indenture that, if and for so long as (i) the Issuer Trust is the holder of all Junior Subordinated Debentures and (ii) the Issuer Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional sums on the Junior Subordinated Debentures such amounts as may be required so that the Distributions payable by the Issuer Trust will not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Capital Securities--Redemption."

REGISTRATION, DENOMINATION AND TRANSFER

    The Junior Subordinated Debentures will initially be registered in the name of the Issuer Trust. If the Junior Subordinated Debentures are distributed to holders of Capital Securities, it is anticipated that the depositary arrangements for the Junior Subordinated Debentures will be substantially identical to those in effect for the Capital Securities. See "Description of Capital Securities--Book Entry, Delivery and Form."

    Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from DTC to such effect, the Company will cause the Junior Subordinated Debentures to be issued in definitive form.

    Payments on Junior Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Junior Subordinated Debentures, as described under "Description of the Capital Securities--Book Entry, Delivery and Form." If Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in New York, New York or at the offices of any Paying Agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

However, a holder of $1 million or more in aggregate principal amount of Junior Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

    Junior Subordinated Debentures will be exchangeable for other Junior Subordinated Debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

    Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Junior Subordinated Debenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Junior Subordinated Indenture. The Company will appoint the Debenture Trustee as securities registrar under the Junior Subordinated Indenture. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

    In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to
(i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the Junior Subordinated Debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

    Any monies deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

RESTRICTIONS ON CERTAIN PAYMENTS; CERTAIN COVENANTS OF THE COMPANY

    The Company has covenanted that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period or other event referred to below, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock), if at such time (i) there has occurred any event (a) of which the Company has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) that the Company has not taken reasonable steps to cure, (ii) if the Junior Subordinated Debentures are held by the Issuer Trust, the Company is in default with respect to its payment of any obligations under the Guarantee or
(iii) the Company has given notice of its election of an Extension Period as provided in the Junior Subordinated Indenture and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing.

    The Company has covenanted in the Junior Subordinated Indenture (i) to continue to hold, directly or indirectly, 100% of the Common Securities, provided that certain successors that are permitted pursuant to the Junior Subordinated Indenture may succeed to the Company's ownership of the Common Securities, (ii) as holder of the Common Securities, not to voluntarily terminate, windup or liquidate the Issuer Trust, other than (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Capital Securities in liquidation of the Issuer Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

MODIFICATION OF JUNIOR SUBORDINATED INDENTURE

    From time to time, the Company and the Debenture Trustee may, without the consent of any of the holders of the outstanding Junior Subordinated Debentures, amend, waive or supplement the provisions of the Junior Subordinated Indenture to: (1) evidence succession of another corporation or association to the Company and the assumption by such person of the obligations of the Company under the Junior Subordinated Debentures, (2) add further covenants, restrictions or conditions for the protection of holders of the Junior Subordinated Debentures,
(3) cure ambiguities or correct the Junior Subordinated Debentures in the case of defects or inconsistencies in the provisions thereof, so long as any such cure or correction does not adversely affect the interest of the holders of the Junior Subordinated Debentures in any material respect, (4) change the terms of the Junior Subordinated Debentures to facilitate the issuance of the Junior Subordinated Debentures in certificated or other definitive form, (5) evidence or provide for the appointment of a successor Debenture Trustee, or (6) qualify, or maintain the qualification of, the Junior Subordinated Indentures under the Trust Indenture Act. The Junior Subordinated Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures, to modify the Junior Subordinated Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures, except that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the currency in which, any such amount is payable or impair the right to institute suit for the enforcement of any Junior Subordinated Debenture or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Junior Subordinated Indenture. Furthermore, so long as any of the Capital Securities remain outstanding, no such modification may be made that adversely affects the holders of such Capital Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Capital Securities unless and until the principal of (and premium, if any, on) the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

DEBENTURE EVENTS OF DEFAULT

    The Junior Subordinated Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated Debentures:

        (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

        (ii) failure to pay any principal of or premium, if any, on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration of acceleration or otherwise; or

       (iii) failure to observe or perform in any material respect certain other covenants contained in the Junior Subordinated Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debentures; or

        (iv) the Company consents to the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to the Company or all or substantially all its property.

    For purposes of the Trust Agreement and this Offering Circular, each such Event of Default under the Junior Subordinated Debenture is referred to as a "Debenture Event of Default." As described in "Description of Capital Securities--Events of Default; Notice," the occurrence of a Debenture Event of Default will also constitute an Event of Default in respect of the Trust Securities.

    The holders of at least a majority in aggregate principal amount of outstanding Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate principal amount of outstanding Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Debenture Trustee or such holders of Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Capital Securities shall have such right. The holders of a majority in aggregate principal amount of outstanding Junior Subordinated Debentures may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of Junior Subordinated Debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the outstanding Capital Securities shall have such right.

    The holders of at least a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Junior Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby. See "--Modification of Junior Subordinated Indenture." The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Junior Subordinated Indenture.

    If a Debenture Event of Default occurs and is continuing, the Property Trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debentures, and any other amounts payable under the Junior Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the date such amounts are otherwise payable, a registered holder of Capital Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of an amount equal to the amount payable in respect of Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities held by such holder (a "Direct Action"). The Company may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Capital Securities. The Company will have the right under the Junior Subordinated Indenture to set-off any payment made to such holder of Capital Securities by the Company in connection with a Direct Action.

    The holders of the Capital Securities would not be able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures except under the circumstances described in the preceding paragraph. See "Description of Capital Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Junior Subordinated Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) if the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations in respect of the Junior Subordinated Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would constitute a Debenture Event of Default, has occurred and is continuing; and (iii) certain other conditions as prescribed in the Junior Subordinated Indenture are satisfied.

    The provisions of the Junior Subordinated Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

    The Junior Subordinated Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at the Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Subordinated Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Junior Subordinated Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Junior Subordinated Indenture.

SUBORDINATION

    The Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Junior Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until such default has been cured or waived or has ceased to exist or all Senior Indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by setoff or otherwise) may be made or agreed to be made on the Junior Subordinated Debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures.

    As used herein, "Senior Indebtedness" means, whether recourse is to all or a portion of the assets of the Company and whether or not contingent, (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) every obligation of the Company for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise; provided that "Senior Indebtedness" shall not include (i) any obligations which, by their terms, are expressly stated to rank PARI PASSU in right of payment with, or to not be superior in right of payment to, the Junior Subordinated Debentures, (ii) any Senior Indebtedness of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (iii) any Indebtedness of the Company to any of its subsidiaries, (iv) Indebtedness to any employee of the Company, or (v) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company in connection with the issuance of such financing entity of securities that are similar to the Capital Securities.

    In the event of (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by the Company for the benefit of creditors or (iv) any other marshalling of the assets of the Company, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the Junior Subordinated Debentures. In such event, any payment or distribution on account of the Junior Subordinated Debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Junior Subordinated Debentures will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

    In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Junior Subordinated Debentures, together with the holders of any obligations of the Company ranking on a parity with the Junior Subordinated Debentures, will be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on the Junior

Subordinated Debentures and such other obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations of the Company ranking junior to the Junior Subordinated Debentures and such other obligations. If any payment or distribution on account of the Junior Subordinated Debentures of any character or any security, whether in cash, securities or other property is received by any holder of any Junior Subordinated Debentures in contravention of any of the terms hereof and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and holders of the Junior Subordinated Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Junior Subordinated Debentures.

    The Junior Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The Debenture Trustee, other than during the occurrence and continuance of a default by the Company in performance of its obligations under the Junior Subordinated Debenture, is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

    Bankers Trust Company, the Debenture Trustee, may serve from time to time as trustee under other indentures or trust agreements with the Company or its subsidiaries relating to other issues of their securities. In addition, the Company and certain of its affiliates may have other banking relationships with Bankers Trust Company and its affiliates.

GOVERNING LAW

    The Junior Subordinated Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

                            DESCRIPTION OF GUARANTEE

    The Guarantee will be executed and delivered by the Company concurrently with the issuance of Capital Securities by the Issuer Trust for the benefit of the holders from time to time of the Capital Securities. Bankers Trust Company will act as Guarantee Trustee under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions therein of certain terms. A copy of the form of Guarantee is available upon request from the Guarantee Trustee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities.

GENERAL

    The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Capital Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments with respect to the Capital Securities, to the extent not paid by or on behalf of the Issuer Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Capital Securities, to the extent that the Issuer Trust has funds on hand available therefor at such time,
(ii) the Redemption Price with respect to any Capital Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary termination, winding-up or liquidation of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of
(a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Capital Securities on liquidation of the Issuer Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Capital Securities or by causing the Issuer Trust to pay such amounts to such holders.

    The Guarantee will be an irrevocable guarantee on a subordinated basis of the Issuer Trust's obligations under the Capital Securities, but will apply only to the extent that the Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection.

    If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust will not be able to pay any amounts payable in respect of the Capital Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. See "--Status of the Guarantee." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture, any other indenture that the Company may enter into in the future or otherwise.

    The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Capital Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Capital Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company in the same manner as the Junior Subordinated Debentures.

    The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Capital Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer Trust or distribution to the holders of the Capital Securities of the Junior Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of the Capital Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Capital Securities. The manner of obtaining any such approval will be as set forth under "Description of the Capital Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Capital Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder, or to perform any non-payment obligation if such non-payment default remains unremedied for 30 days. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any registered holder of Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

    The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after the occurrence of an event of default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

    For information concerning the relationship between Bankers Trust Company, the Guarantee Trustee, and the Company, see "Description of Junior Subordinated Debentures--Information Concerning the Debenture Trustee."

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Capital Securities, upon full payment of the amounts payable with respect to the Capital Securities upon liquidation of the Issuer Trust or upon distribution of Junior Subordinated Debentures to the holders of the Capital Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Capital Securities must restore payment of any sums paid under the Capital Securities or the Guarantee.

GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

             RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE JUNIOR
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Capital Securities (to the extent the Issuer Trust has funds available for such payment) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Junior Subordinated Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Capital Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Capital Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust will not have sufficient funds to pay Distributions or other amounts due on the Capital Securities. The Guarantee does not cover payment of amounts payable with respect to the Capital Securities when the Issuer Trust does not have sufficient funds to pay such amounts. In such event, the remedy of a holder of the Capital Securities is to institute a legal proceeding directly against the Company for enforcement of payment of the Company's obligations under Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Capital Securities held by such holder.

    The obligations of the Company under the Junior Subordinated Debentures and the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

SUFFICIENCY OF PAYMENTS

    As long as payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments distributable on the Capital Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Capital Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate, Distribution Dates and other payment dates for the Capital Securities; (iii) the Company will pay for all and any costs, expenses and liabilities of the Issuer Trust except the Issuer Trust's obligations to holders of the Trust Securities; and (iv) the Trust Agreement further provides that the Issuer Trust will not engage in any activity that is not consistent with the limited purposes of the Issuer Trust.

    Notwithstanding anything to the contrary in the Junior Subordinated Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder against and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF CAPITAL SECURITIES

    A holder of any Capital Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer Trust or any other person or entity. See "Description of Guarantee."

    A default or event of default under any Senior Indebtedness of the Company would not constitute a default or Event of Default in respect of the Capital Securities. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Company, the subordination provisions of the Junior Subordinated Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. See "Description of Junior Subordinated Debentures--Subordination."

LIMITED PURPOSE OF ISSUER TRUST

    The Capital Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and the Issuer Trust exists for the sole purpose of issuing its Capital Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Capital Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company payments on Junior Subordinated Debentures held, while a holder of Capital Securities is entitled to receive Distributions or other amounts distributable with respect to the Capital Securities from the Issuer Trust (or from the Company under the Guarantee) only if and to the extent the Issuer Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

    Upon any voluntary or involuntary termination, winding-up or liquidation of the Issuer Trust, other than any such termination, winding-up or liquidation involving the distribution of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law, the holders of the Capital Securities will be entitled to receive, out of assets held by the Issuer Trust, the Liquidation Distribution in cash. See "Description of Capital Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Issuer Trust, as registered holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Junior Subordinated Indenture, but entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed under the Junior Subordinated Indenture to pay for all costs, expenses and liabilities of the Issuer Trust (other than the Issuer Trust's obligations to the holders of the Trust Securities), the positions of a holder of the Capital Securities and a holder of such Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities. This summary only addresses the tax consequences to a person that acquires Capital Securities on their original issue at their original offering price and that is, except as noted below, (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) an estate or trust the income of which is subject to United States federal income tax regardless of source (a "United States Person"). This summary does not address all tax consequences that may be applicable to a United States Person that is a beneficial owner of Capital Securities, nor does it address the tax consequences to, except as noted below, (i) persons that are not United States Persons, (ii) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities or currencies, (iii) persons that will hold Capital Securities as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for United States federal income tax purposes, (iv) persons whose functional currency is not the United States dollar or (v) persons that do not hold Capital Securities as capital assets.

    The statements of law or legal conclusions set forth in this summary constitute the opinion of Arnold & Porter, in its capacity as special tax counsel to the Company and the Issuer Trust. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations,

Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of Capital Securities. In particular, legislation has been proposed that could adversely affect the Company's ability to deduct interest on the Junior Subordinated Debentures, which may in turn permit the Company to cause a redemption of the Capital Securities. See "--Possible Tax Law Changes." The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of Capital Securities may differ from the treatment described below.

    PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CAPITAL SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES AND THE ISSUER TRUST

    Under current law and assuming compliance with the terms of the Trust Agreement, the Issuer Trust will not be taxable as a corporation but will instead be classified as a grantor trust for United States federal income tax purposes. As a result, each beneficial owner of Capital Securities (a "Securityholder") will be required to include in its gross income its pro rata share of the interest income, including original issue discount ("OID"), paid or accrued with respect to the Junior Subordinated Debentures whether or not cash is actually distributed to the Securityholders. See "--Interest Income and Original Issue Discount." The Junior Subordinated Debentures will be classified as indebtedness of the Company for United States federal income tax purposes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under recently issued Treasury regulations applicable to debt instruments issued on or after August 13, 1996 (the "Regulations"), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. The Company believes that the likelihood of its exercising its option to defer payments of interest is remote. Based on the foregoing, the Company believes that the Junior Subordinated Debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, a Securityholder should include in gross income such Securityholder's allocable share of interest on the Junior Subordinated Debentures in accordance with such Securityholder's method of tax accounting.

    Under the Regulations, if the Company exercised its option to defer any payment of interest, the Junior Subordinated Debentures would at that time be treated as issued with OID, and all stated interest on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remained outstanding. In such event, all of a Securityholder's taxable interest income with respect to the Junior Subordinated Debentures would be accounted for as OID on an economic accrual basis regardless of such Securityholder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a Securityholder would be required to include in gross income OID even though the Company would not make any actual cash payments during an Extension Period.

    The Regulations have not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation herein.

    Because income on the Capital Securities will constitute interest or OID, corporate Securityholders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Capital Securities.

    Subsequent uses of the term "interest" in this summary include income in the form of OID.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO SECURITYHOLDERS

    Under current law, a distribution by the Issuer Trust of the Junior Subordinated Debentures as described under the caption "Description of Capital Securities--Liquidation Distribution Upon Termination" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Issuer Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Capital Securities before such distribution. If, however, the liquidation of the Issuer Trust were to occur because the Issuer Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, the distribution of Junior Subordinated Debentures to Securityholders by the Issuer Trust would be a taxable event to the Issuer Trust and each Securityholder, and the Securityholder would recognize gain or loss as if the Securityholder had exchanged its Capital Securities for the Junior Subordinated Debentures it received upon the liquidation of the Issuer Trust. A Securityholder will accrue interest in respect of Junior Subordinated Debentures received from the Issuer Trust in the manner described above under "--Interest Income and Original Issue Discount."

    Under certain circumstances described herein (see "Description of Junior Subordinated Debentures--Redemption"), the Junior Subordinated Debentures may be redeemed by the Company for cash and the proceeds of such redemption distributed by the Issuer Trust to holders in redemption of their Capital Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Capital Securities, and a holder would recognize gain or loss as if it sold such redeemed Capital Securities for cash. See "--Sales of Capital Securities."

SALES OF CAPITAL SECURITIES

    A Securityholder that sells Capital Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Capital Securities and the amount realized on the sale of such Capital Securities. Assuming that the Company does not exercise its option to defer payment of interest on the Junior Subordinated Debentures, and the Capital Securities are not considered issued with OID, a Securityholder's adjusted tax basis in the Capital Securities generally will be its initial purchase price. If the Junior Subordinated Debentures are deemed to be issued with OID as a result of the Company's deferral of any interest payment, or otherwise, a Securityholder's tax basis in the Capital Securities generally will be its initial purchase price, increased by OID previously includible in such Securityholder's gross income to the date of disposition and decreased by distributions or other payments received on the Capital Securities since and including the date of commencement of the first Extension Period. Such gain or loss generally will be a capital gain or loss (except to the extent of any accrued interest with respect to such Securityholder's pro rata share of the Junior Subordinated Debentures required to be included in income) and generally will be a long-term capital gain or loss if the Capital Securities have been held for more than one year.

    Should the Company exercise its option to defer any payment of interest on the Junior Subordinate Debentures, the Capital Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. In the event of such a deferral, a Securityholder that disposes of its Capital Securities between record dates for payments of distributions thereon will be required to include in income as ordinary income accrued but unpaid interest on the Junior Subordinated Debentures to the date of disposition as OID, but may not receive the cash related thereto. However, such Securityholder will add such amount to its adjusted tax basis in the Capital Securities. To the extent the selling price is less than the Securityholder's adjusted tax basis, such Securityholder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    The amount of interest income paid or accrued on the Capital Securities held of record by United States Persons (other than corporations and other exempt Securityholders) will be reported to the IRS. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

    Payment of the proceeds from the disposition of Capital Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the Securityholder establishes an exemption from information reporting and backup withholding.

    Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the IRS.

    It is anticipated that income on the Capital Securities will be reported to Securityholders on Form 1099 and mailed to Securityholders by January 31 following each calendar year.

    These backup withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules to the Capital Securities could be changed.

UNITED STATES ALIEN SECURITYHOLDERS

    For purposes of this discussion, a "United States Alien Securityholder" is any corporation, individual, partnership, estate or trust that for United States federal income tax purposes is a foreign corporation, a nonresident alien individual, a foreign partnership or a nonresident fiduciary of a foreign estate or trust.

    Under current United States federal income tax law: (i) payments by the Trust or any of its paying agents to any holder of Capital Securities that is a United States Alien Securityholder will not be subject to United States federal withholding tax, provided that (a) the beneficial owner of the Capital Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(b) the beneficial owner of the Capital Securities is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Capital Securities certifies to the Trust, or its agent, under penalties of perjury, that it is not a United States Securityholder and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Capital Securities certifies to the Trust or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and
(ii) a United States Alien Securityholder of Capital Securities will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of Capital Securities.

POSSIBLE TAX LAW CHANGES

    On March 19, 1996, the Revenue Reconciliation Bill, the revenue portion of President Clinton's budget proposal, was released. If enacted, the Revenue Reconciliation Bill would have generally denied interest deductions for interest on an instrument issued by a corporation that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above-described provisions of the Revenue Reconciliation Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. If the proposed provision were to apply to the Junior Subordinated Debentures, the Company would be unable to deduct interest on the Junior Subordinated Debentures. On March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. It is possible that similar legislative proposals may be offered by the Clinton Administration and considered by Congress beginning in 1997. Under current law, the Company will be able to deduct interest on the Junior Subordinated Debentures. There can be no assurance, however, that future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit the Company to cause a redemption of the Capital Securities, as described more fully in this Offering Circular under "Description of Capital Securities--Redemption."

                          CERTAIN ERISA CONSIDERATIONS

    Before authorizing an investment in the Capital Securities, fiduciaries of pension, profit sharing and other employee benefit plans subject to ERISA ("Plans") should consider, among other matters, (a) ERISA's fiduciary standards,
(b) whether such investment in the Capital Securities by the Plan satisfies the prudence and diversification requirements of ERISA, taking into account the overall investment policy of the Plan and the composition of the Plan's portfolio, (c) whether such fiduciaries have authority to make such investment in the Capital Securities under the applicable Plan investment policies and governing instruments, and (d) rules under ERISA and the Code that prohibit Plan fiduciaries from causing a Plan to engage in a "prohibited transaction."

    Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from, among other things, engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under Section 4975 of the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in imposition of an excise tax or other liabilities and adverse consequences under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(5) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code.

    Under a regulation (the "Plan Assets Regulation") issued by the U.S. Department of Labor (the "DOL"), the assets of the Issuer Trust would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in the Issuer Trust and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

    Pursuant to an exception contained in the Plan Assets Regulation, the assets of the Issuer Trust will not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in the Issuer Trust, less than 25% of the value of each class of equity interests in the Issuer Trust is held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"). No monitoring or other measures will be taken with respect to limiting the value of the Capital Securities held by Benefit Plan Investors to less than 25% of the total value of such Capital Securities at the completion of the [initial offering] or thereafter. Thus, the conditions of the exception may not be satisfied. All the Common Securities will be purchased and initially held by the Company.

    Under another exception contained in the Plan Assets Regulation, if the Capital Securities were to qualify as "publicly offered securities," the assets of the Issuer Trust would not be deemed to be "plan assets." The Capital Securities would qualify as "publicly offered securities" if, in addition to being offered pursuant to an effective registration statement, they are also subsequently registered under the Exchange Act, are "widely held," and are "freely transferable." Under the Plan Assets Regulation, a class of securities is "widely held" only if it is a class of securities owned by 100 or more investors independent of the issuer and each other at the time of the offering. It is not expected that, the Capital Securities will be "widely held." In addition, the Company does not intend to register the Capital Securities under the Exchange Act.

    If none of the exceptions set forth in the Plan Assets Regulation apply to the purchase of Capital Securities offered hereby, an investing Plan's assets may be considered to include an undivided interest in the Junior Subordinated Debentures held by the Issuer Trust and the Trustees, the Company and other persons, in providing services with respect to the Junior Subordinated Debentures, may be considered fiduciaries to such Plan and subject to the fiduciary responsibility provision of Title I of ERISA. In addition, certain transactions involving the Issuer Trust and/or the Capital Securities could be deemed to constitute direct or indirect prohibited transactions under ERISA and
Section 4975 of the Code with respect to a Plan. For example, if the Company is a Party in Interest with respect to an investing Plan (either directly or by reason of its ownership of the Banks or other subsidiaries), extensions of credit between the Company and the Issuer Trust (as represented by the Junior Subordinated Debentures and the Guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code. For example, if the Company is a Party in Interest with respect to an investing Plan, extensions of credit between the Company and the Issuer Trust (as represented by the Junior Subordinated Debentures and the Guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption (see below).

    The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Capital Securities, if the Capital Securities are acquired directly or indirectly from a Party in Interest, and/or if assets of the Issuer Trust were deemed to be "plan assets" of Plans investing in the Issuer Trust as described above. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

    Because the Capital Securities may be deemed to be equity interests in the Issuer Trust for purposes of ERISA and Section 4975 of the Code, the Capital Securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase or holding is covered by the exemptive relief provided by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. Any purchaser or holder of the Capital Securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) the purchase and holding of the Capital Securities is covered by the exemptive relief provided by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. If a purchaser or holder of the Capital Securities that is a Plan or a Plan Asset Entity elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Company and the Issuer Trust may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such purchase and holding.

    Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Capital Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences if the assets of the Issuer Trust were deemed to be "plan assets" and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption.

    Government plans, as defined in Section 3(32) of ERISA, are not subject to ERISA, and are also not subject to the prohibited transaction provisions under
Section 4975 of the Code. However, state laws or regulations governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and the Code discussed above. Accordingly, fiduciaries of governmental plans, in consultation with their advisors, should consider the impact of their respective state pension laws on investments in the Capital Securities, and the considerations discussed above, to the extent applicable.

                   SUPERVISION, REGULATION AND OTHER MATTERS

    The following information is not intended to be an exhaustive description of the statutes and regulations applicable to the Company. The discussion is qualified in its entirety by reference to all particular statutory or regulatory provisions. Additional information regarding supervision and regulation is included in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

    The business of the Company is influenced by prevailing economic conditions and governmental policies, both foreign and domestic. The actions and policy directives of the Federal Reserve determine to a significant degree the cost and the availability of funds obtained from money market sources for lending and investing. The Federal Reserve's policies and regulations also influence, directly and indirectly, the rates of interest paid by commercial banks on their time and savings deposits. The nature and impact on the Company of future changes in economic conditions and monetary and fiscal policies, both foreign and domestic, are not predictable.

    The Company is subject to supervision and examination by federal bank regulatory authorities. The Company's primary bank regulatory authority is the Federal Reserve.

    The federal bank regulatory authorities have each adopted risk-based capital guidelines to which the Company is subject. These guidelines are based on an international agreement developed by the Basle Committee on Banking Regulations and Supervisory Practices, which consists of representatives of central banks and supervisory authorities in 12 countries including the United States of America. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets. Risk-based assets are determined by allocating assets and specified off-balance sheet commitments and exposures into four weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

    Each of the Company's subsidiary banks are required to maintain a minimum total risk-based ratio of 8%, of which half (4%) must be "Tier 1" capital. In addition, the federal bank regulators established leverage ratio (Tier 1 capital to total adjusted average assets) guidelines providing for a minimum leverage ratio of 3% for banks meeting certain specified criteria, including excellent asset quality, high liquidity, low interest rate exposure and the highest regulatory rating. Institutions not meeting these criteria are expected to maintain a ratio which exceeds the 3% minimum by at least 100 to 200 basis points. The federal bank regulatory authorities may, however, set higher capital requirements when a bank's particular circumstances warrant. Bank holding companies are expected to serve as a source of strength to their subsidiary banks under the Federal Reserve's regulations and policies.

    Effective January 17, 1995, the federal bank regulatory agencies, including the Federal Reserve, amended their respective agency risked-based capital standards to include concentration of credit risk and the risks of non-traditional activities. Those agencies, including the Federal Reserve, also issued a joint policy statement, effective June 26, 1996, that provides guidance on sound practices for interest rate risk management. The policy describes critical factors affecting the agencies' evaluation of a bank's interest rate risk when making a determination of capital adequacy.

    The federal banking agencies possess broad powers to take corrective action as deemed appropriate for an insured depository institution and its holding companies. The extent of these powers depends upon whether the institution in question is considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Generally, as an institution is deemed to be less well capitalized, the scope and severity of the agencies' powers increase. The agencies' corrective powers can include, among other things, requiring an insured financial institution to adopt a capital restoration plan which cannot be approved unless guaranteed by the institution's parent holding company; placing limits on asset growth and restrictions on activities; placing restrictions on transactions with affiliates; restricting the interest rates the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; prohibiting the payment of principal or interest on subordinated debt; prohibiting the holding company from making capital distributions without prior regulatory approval; and, ultimately, appointing a receiver for the institution. Business activities may also be influenced by an institution's capital classification. For instance, only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval and only an "adequately capitalized" depository institution may accept brokered deposits with prior regulatory approval. At September 30,1996, the Company, on a consolidated basis, exceeded the required capital ratios for classification as a "well capitalized" bank holding company.

    The deposits of the Company's subsidiary banks are insured by the Federal Deposit Insurance Corporation (the "FDIC") and are subject to FDIC insurance assessments. The amount of FDIC assessments paid by individual insured depository institutions is based on their relative risk as measured by regulatory capital ratios and certain other factors. During 1995, the FDIC's Board of Directors significantly reduced premium rates assessed for deposits insured by the Bank Insurance Fund (the "BIF"), resulting in the Company not currently being assessed a premium on its BIF-insured deposits. With respect to deposits insured by the Savings Association Insurance Fund ("SAIF"), on September 30, 1996, President Clinton signed into law legislation that mandated a one-time assessment on SAIF-insured deposits to recapitalize the SAIF. As a result, for the quarter ended September 30, 1996, the Company recorded a pre-tax charge of $7.0 million for this SAIF assessment. The legislation also mandates reductions in deposit premium rates on SAIF-insured deposits.

    Under federal law, a financial institution insured by the FDIC under common ownership with a failed institution can be required to indemnify the FDIC for its losses resulting from the insolvency of the failed institution, even if such indemnification causes the affiliated institution also to become insolvent. As a result, the Company could, under certain circumstances, be obligated for the liabilities of its affiliates that are FDIC-insured institutions. In addition, if any insured depository institution becomes insolvent and the FDIC is appointed its conservator or receiver, the FDIC may disaffirm or repudiate any contract or lease to which such institution is a party, the performance of which is determined to be burdensome and the disaffirmance or repudiation of which is determined to promote the orderly administration of the institution's affairs. If Federal law were construed to permit the FDIC to apply these provisions to debt obligations of an insured depository institution, the result could be that such obligations would be prepaid without premium. Federal law also accords the claims of a receiver of an insured depository institution for administrative expenses and the claims of holders of deposit liabilities of such an institution priority over the claims of general unsecured creditors of such an institution in the event of a liquidation or other resolution of such institution.

    The Bank Holding Company Act of 1956, as amended, currently permits adequately capitalized and adequately managed bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions. Effective June 1, 1997, the Company will have the ability, subject to certain restrictions, including state opt-out provisions, to consolidate with other banking subsidiaries of the Company or to acquire by acquisition or merger branches outside of its home state. States may affirmatively opt-in earlier, which New York (among other states) has done. Competition may increase as banks branch across state lines and enter new markets.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement
dated             , 1997 (the "Underwriting Agreement") among the Company, the
Issuer Trust, and each of       (the "Underwriters"), the Issuer Trust has
agreed to sell to the Underwriters, and the Underwriters have agreed to purchase, severally but not jointly, the Liquidation Amount of the Capital Securities set forth opposite their names below:

                                                                           LIQUIDATION AMOUNT
                                                                               OF CAPITAL
UNDERWRITERS:                                                                  SECURITIES:
-------------------------------------------------------------------------  -------------------
Morgan Stanley & Company Incorporated....................................     $
Merrill Lynch & Co.......................................................
Keefe, Bruyette..........................................................
      Total..............................................................     $   5,000,000

    Under the terms and conditions of the Underwriting Agreement, in the event of a default by an Underwriter, in certain circumstances, the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    The initial purchase price for the Capital Securities will be the initial offering price set forth on the cover page of this Prospectus (the "Capital Securities Offering Price"). The Underwriters propose to offer the Capital Securities at the Capital Securities Offering Price, and all or part to certain
dealers at a price that represents a concession not in excess of $.   per
Capital Security. The Underwriters may allow, and such dealers may reallow, a
concession not inexcess of $.   per Capital Securities to certain other dealers.
After the Capital Securities are released for sale, the Capital Securities Offering Price and other selling terms may from time to time be varied by the Underwriters.

    In view of the fact that the proceeds from the sale of the Capital Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as compensation for the Underwriters' arranging the investment therein of such
proceeds an amount of $         per Capital Security (or $     in the aggregate)
for the accounts of the Underwriters.

    The Capital Securities are a new issue of securities with no established trading market. The Company and the Issuer Trust have been advised by the Underwriters that they intend to make a market in the Capital Securities. However, the Underwriters are not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of any Underwriter. Accordingly, no assurance can be given as to the development or liquidity of any market for the Capital Securities.

    The Company and the Issuer Trust have agreed to indemnify the Underwriters and certain other persons against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

    Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates, for which such

Underwriters or their affiliates have received or will receive customary fees and commissions. See "Use of Proceeds."

                             VALIDITY OF SECURITIES

    Certain matters of Delaware law relating to the validity of the Capital Securities, the enforceability of the Trust Agreement and the creation of the Issuer Trust will be passed upon by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Company and the Issuer Trust. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Arnold & Porter, special counsel to the Company, and Richard A. Lammert, Esquire, Senior Vice President, General Counsel and Secretary of the Company, and for the Underwriters by Cravath, Swaine & Moore. Mr. Lammert is an officer and employee of the Company.

                                    EXPERTS

    The audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, are incorporated by reference in this Prospectus (and elsewhere in the Registration Statement) in reliance upon the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

    Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following expenses will be incurred in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions.

    To be borne by the Company:

Registration Fee....................................................  $   1,516
Legal Services......................................................      *
Printing and Engraving..............................................      *
Accounting Fees.....................................................      *
Blue Sky Fees and Expenses..........................................      *
Miscellaneous.......................................................      *
                                                                      ---------
    Total...........................................................

------------------------

*   To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 722-725 of the New York Business Corporation Law permit the indemnification of any person made or threatened to be made a party to an action or proceeding, whether civil or criminal, other than an action brought by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation or was serving in any capacity for another enterprise at the request of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and reasonably incurred as a result of such action or proceeding, provided such person acted in good faith and for a purpose he or she reasonably believed to be in, or in the case of service for another enterprise, not opposed to, the best interests of the corporation.

    With respect to a proceeding by or in the right of the corporation, such person may be indemnified against amounts paid in settlement and reasonable expenses (including attorneys' fees) if he or she acted in good faith and for a purpose he or she reasonably believed to be in, or in the case of service for another enterprise, not opposed to, the best interests of the corporation. The statute provides, however, that no indemnification is allowed with respect to a threatened action, pending action which is settled or otherwise disposed of, or as to any person who is adjudged liable to the corporation, unless and only to the extent that the court, upon application, determines that such person is entitled to indemnification under the circumstances.

    The Bylaws of the Company provide that directors and officers shall be indemnified to the fullest extent permitted by the New York Business Corporation Law or any other applicable law; provided, however, that a director or officer shall be indemnified with respect to any action or proceeding (or part thereof) initiated by any such director or officer only if such action or proceeding (or part thereof) was authorized by the board of directors.

    The Company has purchased insurance insuring officers and directors of the Company against certain liabilities incurred in their capacities as such to insure the Company against payments which it is obligated to make to such persons under the foregoing indemnification provisions. Such liabilities could include liabilities arising under the Securities Act.

ITEM 16. EXHIBITS

    The exhibits listed on the Exhibit Index on page II-4 of this Registration Statement are filed herewith, will be filed by amendment, or are incorporated herein by reference to other filings.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    1. That, for purposes of determining any liability under the Securities Act of 1933 as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    2. That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    3. That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission ("Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered and the Commission remains of the same opinion, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, New York, on this 17th day of January, 1997.

                                FIRST EMPIRE STATE CORPORATION

                                BY              /S/ MICHAEL P. PINTO
                                     -----------------------------------------
                                                  Michael P. Pinto
                                        Senior Vice President and Controller

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on January 17, 1997:

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman of the Board,        January 17, 1997
      *ROBERT C. WILMERS          President and Chief
------------------------------    Executive Officer
      Robert C. Wilmers           (Principal Executive
                                  Officer)

                                Senior Vice President and     January 17, 1997
     /s/ MICHAEL P. PINTO         Controller (Principal
------------------------------    Financial and Accounting
       Michael P. Pinto           Officer)

       *BRENT D. BAIRD          Director                      January 17, 1997
------------------------------
        Brent D. Baird

       *JOHN H. BENISCH         Director                      January 17, 1997
------------------------------
       John H. Benisch

     *C. ANGELA BONTEMPO        Director                      January 17, 1997
------------------------------
      C. Angela Bontempo

       *ROBERT T. BRADY         Director                      January 17, 1997
------------------------------
       Robert T. Brady

      *PATRICK J. CALLAN        Director                      January 17, 1997
------------------------------
        Patrick Callan

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Director                      January   , 1997
------------------------------
       James A. Carrigg

                                Director                      January   , 1997
------------------------------
    Barber B. Conable, Jr.

      *RICHARD E. GARMAN        Director                      January 17, 1997
------------------------------
      Richard E. Garman

       *JAMES V. GLYNN          Director                      January 17, 1997
------------------------------
        James V. Glynn

                                Director                      January   , 1997
------------------------------
        Roy M. Goodman

                                Director                      January   , 1997
------------------------------
     Patrick W.E. Hodgson

                                Director                      January   , 1997
------------------------------
      Samuel T. Hubbard

                                Director                      January   , 1997
------------------------------
      Lambros J. Lambros

                                Director                      January   , 1997
------------------------------
      Wilfred J. Larson

                                Director                      January   , 1997
------------------------------
       Jorge G. Pereira

                                Director                      January   , 1997
------------------------------
   Raymond D. Stevens, Jr.

    *HERBERT L. WASHINGTON      Director                      January 17, 1997
------------------------------
    Herbert L. Washington

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
     *JOHN L. WEHLE, JR.        Director                      January 17, 1997
------------------------------
      John L. Wehle, Jr.

     /s/ GARY S. PAUL
     ------------------------------
     Gary S. Paul
  By (Attorney-in-Fact)

    Pursuant to the requirements of the Securities Act of 1933, the Trust has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York on January 17, 1997.

                                              FIRST EMPIRE CAPITAL TRUST I

                                              By FIRST EMPIRE STATE
                                                 CORPORATION,
                                                 as Depositor

                                              By /s/ GARY S. PAUL
                                                 ------------------------------
                                                 Gary S. Paul
                                                 (Attorney-in-Fact)

                                 EXHIBIT INDEX

      1.1  Form of Underwriting Agreement, filed herewith.

      4.1  Form of Junior Subordinated Indenture, filed herewith.

      4.2  Form of Trust Agreement, filed herewith.

      4.3  Form of Amended and Restated Trust Agreement, filed herewith.

      4.4  Form of Guarantee, filed herewith.

      5.1  Opinion of Morris, Nichols, Arsht & Tunnell, to be filed by amendment.

      5.2  Opinion of Richard A. Lammert, to be filed by amendment.

      8.1  Tax opinion of Arnold & Porter, to be filed by amendment.

     12.1  Statements re computation of ratios of earnings to fixed charges, filed herewith.

     23.1  Consent of Price Waterhouse LLP, filed herewith.

     23.2  Consent of Morris, Nichols, Arsht & Tunnell, to be filed by amendment.

     23.3  Consent of Richard A. Lammert, to be filed by amendment.

     23.4  Consent of Arnold & Porter, to be filed by amendment.

     24.1  Powers of Attorney of certain directors and officers of First Empire State
           Corporation, filed herewith.

     25.1  Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bankers
           Trust
           Company, as trustee under the Junior Subordinated Indenture, the Amended and Restated
           Trust
           Agreement and the Guarantee Agreement relating to First Empire Capital Trust I, to be filed by
           amendment.

     25.2  Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bankers
           Trust (Delaware), as trustee under the Amended and Restated Trust Agreement relating to First Empire Capital Trust I, to be filed by amendment.